EXHIBIT 99.1
Jeff Watts Promoted to President and Chief Sales Officer of Fastenal, Dan Florness to Continue as CEO
WINONA, Minn., July 12, 2024 (BUSINESS WIRE) – Fastenal Company (Nasdaq: FAST) (the 'Company' or 'Fastenal') has appointed Jeff Watts, a 28-year Company veteran with deep global sales experience, to the position of President and Chief Sales Officer, effective August 1, 2024. Mr. Watts will assume the President role from Dan Florness, who will be voluntarily vacating the President position on the effective date. Mr. Florness will continue to serve as Fastenal's CEO and as a member of its Board of Directors.
In addition to serving as President, Mr. Watts will continue in his role as the Company's Chief Sales Officer (CSO), a position he has held since May 2023. As CSO, his responsibilities include establishing priorities, setting goals, and providing guidance and oversight for the Company's global sales activities, which today span 25 countries.
Mr. Watts brings decades of sales experience to both roles, having previously served as Fastenal's Executive Vice President – International Sales, Vice President – International Sales, and Regional Vice President of the Company's Canadian business. Prior to this, he served in a variety of sales roles on the district and local market levels, giving him a direct understanding of what's important to our customers and to our employees around the world. He joined the Company (as a part-time branch employee) on February 5, 1996.
"I am deeply honored and grateful for the opportunity to serve as President of Fastenal," said Jeff Watts. "After 28 years of witnessing our tremendous growth and innovation, I look forward to leading our team to continue delivering outstanding value to our customers and stakeholders."
"Fastenal operates with a simple style: find great people, ask them to join, and give them a reason to stay," said Dan Florness. "We also operate with four simple values: ambition, innovation, integrity, and teamwork. Jeff adds two more, humility and resiliency. Jeff joined Fastenal when our Canadian expansion was just starting. He learned from the perspective of direct customer engagement, and continued to push our success across the globe. I believe our customers, employees, and shareholders will be well served by his leadership. Go Blue!"
About Fastenal
Fastenal provides a broad offering of industrial supplies, including fastener, safety, and metal cutting products, to manufacturing, construction, and state and local government customers through more than 3,500 in-market locations (branches and customer-specific Onsite locations) spanning 25 countries. With continual investment in tailored local inventory, dedicated local experts, and flexible FMI® (Fastenal Managed Inventory) and digital solutions, we help our business partners achieve product and process savings across the supply chain – a "high-touch, high-tech" approach encapsulated by our tagline, Where Industry Meets Innovation™. Our local service teams are supported by 17 regional distribution centers, a captive logistics fleet, multiple teams of industry specialists and support personnel, and robust sourcing, quality, and manufacturing resources, enabling us to grow by getting closer to customers and providing innovative and comprehensive solutions to customer supply chain challenges.
Additional information regarding Fastenal is available on the Fastenal Company website at www.fastenal.com.
FAST-G

CONTACT:	Taylor Ranta Oborski
Financial Reporting & Regulatory Compliance Manager
507.313.7959